102 Duffy Avenue, Hicksville, NY 11801 ● Phone: (516) 683-4420 ● flagstar.com

FLAGSTAR FINANCIAL, INC. REPORTS SECOND QUARTER 2025 NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS OF $0.19 PER DILUTED SHARE AND ADJUSTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS OF $0.14 PER DILUTED SHARE

•ANNOUNCES PLANS TO ELIMINATE BANK HOLDING COMPANY

•STRONG C&I MOMENTUM AS NEW LOAN ORIGINATIONS INCREASE 57% AND NEW COMMITMENTS RISE 80% ON A LINKED-QUARTER BASIS

•CRITICIZED & CLASSIFIED ASSETS DECLINE 9% FROM PRIOR QUARTER AND 15% OVER FIRST HALF OF YEAR

•CREDIT COSTS MODERATING AS PROVISION FOR CREDIT LOSSES DECLINED COMPARED TO FIRST QUARTER

•RECORD PAR PAYOFFS INCLUDING 45% IN SUBSTANDARD LOANS DRIVE CRE EXPOSURE LOWER

•DISCIPLINED EXPENSE MANAGEMENT PUSHES ADJUSTED OPERATING EXPENSES DOWN 5% COMPARED TO PRIOR QUARTER - ON TRACK TO MEET EXPENSE SAVE GOALS

•NET INTEREST MARGIN INCREASED COMPARED TO PRIOR QUARTER

•MAINTAINED STRONG CAPITAL AND LIQUIDITY POSITIONS
•

Second Quarter 2025 Summary

Asset Quality	Loans and Deposits

•Non-accrual loans declined 4% compared to Q1'25
•Criticized loans declined $2.2 billion or 15% since December 31, 2024
•Par pay-offs totaled $1.5 billion, up ~80%, with 45% of them being substandard loans
•Total ACL of $1,162 million or 1.81% of total loans HFI compared to 1.82% last quarter
•Multi-family ACL coverage of 1.68%
•Multi-family ACL coverage for rent-regulated units equal to or greater than 50% of 2.88%
•NCOs to average loans relatively stable at 0.72%

•CRE exposure down $2.4 billion or 5% compared to Q1'25
•Multi-family loans down $1.5 billion or 5%
•CRE loans declined $874 million or 8%

•Continued momentum in C&I lending
•Focus area growth of 12% compared to 4% in Q1'25
•New commitments of $1.9 billion, up 80% vs. Q1'25
•Originations of $1.2 billion, up 57% vs. Q1'25

•Deposit decline reflects $2.2 billion decrease in brokered deposits

Capital	Profitability
•CET1 capital ratio improved to 12.33%, at or above peer group levels •Book value per common share of $18.28 •Tangible book value per share of $17.24

•PPNR, as adjusted, was a positive $9 million compared to a loss of $23 million in prior quarter
•NIM increased 7 basis points to 1.81% compared to prior quarter
•Non-interest expense of $513 million, down $19 million or 4% over the prior quarter and adjusted operating expenses of $460 million, down $25 million or 5% compared to prior quarter

Flagstar Financial, Inc. Reports Second Quarter 2025 Results
Hicksville, N.Y., July 25, 2025 – Flagstar Financial, Inc. (NYSE: FLG) (“the Company”), today reported results for the three- and six-months ended June 30, 2025. Second quarter 2025 results, on an operating basis improved significantly compared to both the linked-quarter and year-earlier periods. The second quarter 2025 net loss was $70 million compared to a net loss of $100 million for the first quarter 2025, a 30% improvement and compared to a net loss of $323 million for the second quarter 2024, a $253 million or 78% improvement. The net loss attributable to common stockholders for the second quarter 2025 was $78 million, or $0.19 per diluted share, compared to a net loss attributable to common stockholders of $108 million, or $0.26 per diluted share for the first quarter 2025, a 28% improvement and compared to a net loss attributable to common stockholders of $333 million, or $1.14 per diluted share for the second quarter 2024, a 77% improvement.

The Company's six month results reflect a similar improvement, on an operating basis. For the six months ended June 30, 2025, the Company reported a net loss of $170 million compared to a net loss of $650 million for the six months ended June 30, 2024, a $480 million or 74% improvement. The net loss attributable to common stockholders for the six months ended June 30, 2025 was $186 million or $0.45 per diluted share compared to a net loss attributable to common stockholders for the six months ended June 30, 2024 of $668 million or $2.48 per diluted share.

CEO COMMENTARY

Commenting on the Company's second quarter 2025 performance, Chairman, President, and Chief Executive Officer, Joseph M. Otting stated, "I am very pleased with the progress the Company made during the second quarter across multiple fronts as we continued to execute on our successful strategy of transforming Flagstar into a top-performing, well-diversified regional bank. We made further gains on our C&I and Private Bank growth strategy, our credit quality metrics continue to improve, we continued to lower our operating expenses, reduced our commercial real estate exposure, and we also increased our net interest margin. As a result, our earnings profile during the quarter improved, as the second quarter net loss narrowed significantly compared to both the second quarter of last year and the first quarter of this year, while our net revenues, pre-provision for loan losses, turned positive during the quarter. This bodes well for our expected return to profitability in the fourth quarter of this year.

"During the second quarter, we made tremendous progress in our C&I business, funding $1.2 billion of new loans, up nearly 57% compared to our first quarter funding levels. Importantly, we grew C&I loans in our two focus areas - Specialized Industries and Corporate/Regional Commercial Banking - by a combined $422 million, up about 12% compared to the previous quarter. In addition, we added 47 bankers and credit staff during the quarter, all from large regional banks, and plan to hire an additional 40 to 50 bankers during the second half of the year.

"We also made further headway on reducing the level of our multi-family and commercial real estate exposure, due to record par payoffs of $1.5 billion. This is a primary reason why our total CRE balances are down 5% compared to the first quarter and 16% since the end of 2023. In addition, we continued to improve our credit quality. Overall, non-accrual loans were down slightly compared to the previous quarter - the first quarter in over a year that non-accrual loans have been stable or down. More importantly, criticized assets decreased $1.3 billion or 9% quarter over quarter and are down 15% or $2.2 billion for the first six months of the year.

"In addition to the progress made on the financial front this quarter, yesterday afternoon we announced plans to enhance our corporate structure by merging the holding company into the Bank with Flagstar Bank, N.A. becoming the surviving entity. In addition to simplifying our corporate structure, this action is expected to further reduce costs, streamline various functions across the organization, and eliminate redundant corporate activities and duplicative supervision and regulation.

"We have made great strides during the first half of the year and anticipate further progress over the remainder of the year. As always, I would like to thank all of our teammates for their efforts and collaboration. It's a team effort and together we will transform Flagstar into one of the best performing regional banks in the country."

Flagstar Financial, Inc. Reports Second Quarter 2025 Results
BALANCE SHEET SUMMARY AS OF JUNE 30, 2025

At June 30, 2025, total assets were $92.2 billion, down $5.4 billion or 6% versus March 31, 2025 and down $7.9 billion or 8% versus December 31, 2024. Both the linked-quarter decline and the decline from year-end 2024 were driven by a decrease in total loans and leases held for investment ("HFI") and in cash balances, offset by growth in available-for-sale ("AFS") investment securities, as the Company continues to redeploy excess cash into higher earning assets. Accordingly, AFS investment securities rose $2.0 billion or 16% to $14.8 billion on a linked-quarter basis and up $4.4 billion or 43% since year-end 2024.

Total loans and leases HFI at June 30, 2025 were $64.1 billion, down $2.5 billion or 4% on a linked-quarter basis and down $4.2 billion or 6% versus December 31, 2024. The multi-family loan portfolio declined $1.5 billion or 5% to $31.9 billion on a linked-quarter basis and declined $2.2 billion or 6% versus December 31, 2024. The CRE portfolio decreased $874 million or 8% on a linked-quarter basis to $10.6 billion and declined $1.2 billion or 10% versus December 31, 2024. The linked-quarter decrease was primarily the result of par payoffs and maturities of $1.5 billion during the second quarter; the decline since year-end 2024 was also primarily due to par payoffs of $2.3 billion. The decrease in both of these portfolios is in line with the Company's ongoing strategy to reduce its overall exposure to multi-family and CRE loans to diversify the loan portfolio.

Our new C&I lending teams had another strong quarter of production. During the second quarter, new credit commitments increased to $1.9 billion, up 80% compared to $1.0 billion in the first quarter and up 139% compared to $789 million in the fourth quarter of 2024. Of these amounts, we funded $1.2 billion during the second quarter, up 57% compared to $769 million in the first quarter and up 123% compared to $542 million in the fourth quarter of 2024. Our primary focus areas of Specialized Industries and Corporate/Regional Commercial Banking grew $422 million or 12% compared to the first quarter.

Overall, however, total C&I loans declined $316 million or 2% on a linked-quarter basis to $14.4 billion and declined $950 million or 6% versus December 31, 2024. During the first six months of the year, the Company had pay-offs in several legacy C&I businesses, as it took deliberate steps to de-risk certain outsized credits by reducing hold limits and exiting lower risk rated and less profitable credits.

Total deposits at June 30, 2025 were $69.7 billion, a $4.2 billion or 6% linked-quarter decrease and $6.1 billion or 8% decrease versus December 31, 2024. Both declines were primarily the result of the Company's disciplined deposit pricing approach, which led to a reduction in high-cost certificates of deposit ("CDs") and mortgage escrow-related deposits.

CDs decreased $1.7 billion or 6% to $24.2 billion on a linked-quarter basis and decreased $3.1 billion or 11% versus December 31, 2024. Both the linked-quarter and year-to-date declines in CDs were primarily driven by a decline in brokered CDs, as part of the Company's strategy to reduce higher cost funding. The decline in brokered CDs was partially offset by growth in short-term retail CDs with rates in the low 4% range. During the second quarter, the Company paid off $2.2 billion in brokered CDs at a weighted average cost of 4.92%. On a year-to-date basis, the Company reduced brokered deposits by $4.1 billion with a weighted average cost of 4.97%. These various declines led to an 11 basis point quarter-over-quarter improvement in the second quarter cost of deposits.

At June 30, 2025, wholesale borrowings totaled $12.2 billion, down $1.0 billion or 8% on a linked-quarter basis and down $1.3 billion or 9% versus December 31, 2024. After rebuilding our liquidity position over the course of 2024 through deposit growth and asset sales, we paid down wholesale borrowings, primarily Federal Home Loan Bank of New York ("FHLB-NY") advances, in the second half of 2024. This continued in the second quarter 2025, as the Company paid off $1 billion of FHLB-NY advances that matured during the quarter.

NET INCOME (LOSS) | NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS - AS ADJUSTED

In addition to $14 million of merger-related expenses, second quarter 2025 results included several notable items including $2 million in severance costs related to branch closures, $7 million in lease cost acceleration related to previously disclosed branch closures, and $3 million in trailing costs related to the sale of our mortgage servicing/sub-servicing and third-party origination business.

Adjusted for these items, the net loss for second quarter 2025 was $52 million and the net loss attributable to common stockholders was $60 million or $0.14 per diluted share. This compares to a first quarter 2025 net loss, as adjusted, of $86 million and a net loss attributable to common stockholders of $94 million or $0.23 per diluted share. Second quarter 2024 net loss and net loss attributable to common stockholders, as adjusted for merger-related expenses, was $298 million and $308 million or $1.05 per diluted share, respectively.

Flagstar Financial, Inc. Reports Second Quarter 2025 Results
For the first six months of 2025, the Company also had several notable items, including $22 million in merger-related expenses, $12 million in lease cost acceleration related to branch closures, $8 million in trailing costs related to the sale of our mortgage servicing/sub-servicing business, and $2 million in severance costs related to branch closures and employee reduction actions. As adjusted for these items, the Company reported a net loss of $138 million and a net loss attributable to common stockholders of $154 million or $0.37 per diluted share.

For the first six months of 2024, the Company reported a net loss of $472 million and a net loss attributable to common stockholders of $490 million or $1.82 per diluted share. Included in the six month 2024 results were $77 million of merger-related expenses and a $121 million reduction in the bargain purchase gain arising from the Signature transaction.

EARNINGS SUMMARY FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025

Net Interest Income, Net Interest Margin, and Average Balance Sheet

Net Interest Income

Net interest income for the second quarter 2025 totaled $419 million, up $9 million, or 2%, compared to first quarter 2025 but down $138 million or 25% on a year-over-year basis. The linked-quarter increase was driven by a lower cost of funds along with a lower level of average interest-bearing liabilities, partially offset by lower average interest-earning assets and a modest improvement in the average yield. The year-over-year decline was driven by a smaller balance sheet partially offset by lower funding costs. The smaller balance sheet reflects the Company's strategic actions over the past year to reduce its focus on multi-family and CRE loans through loan sales and par payoffs, along with the sale of our mortgage warehouse business and mortgage servicing/sub-servicing and third-party origination businesses.

In addition, balances were impacted by a lower level of C&I loan balances as growth in our focus businesses (Specialized Industries and Corporate/Regional Commercial Banking) was offset by payoffs in other non-core, non-relationship businesses. As with the first quarter 2025, during the second quarter, the Company reinvested a portion of its cash position into higher yielding investment securities. The decrease in average loan balances was partially offset by a lower level of average deposits and average borrowed funds as the Company paid off brokered deposits and FHLB-NY advances during the quarter.

For the first six months of 2025, net interest income decreased $352 million or 30% to $829 million compared to $1.2 billion for the first six months of 2024. The year-over-year decline is due to the significant decline in average interest-earning assets along with a concurrent decline in the average yield. The decrease in average interest-earning assets was primarily driven by a decline in average loan balances due to the Company's strategy to reduce its exposure to multi-family and CRE loans and the sale of the mortgage warehouse business and the mortgage servicing/sub-servicing and third-party origination business during full-year 2024. This was partially offset by a decline in average interest-bearing liabilities, mainly the result of the Company paying off a substantial amount of wholesale borrowings and brokered deposits during 2024 and the first half of 2025.

Net Interest Income				June 30, 2025
	For the Three Months Ended			compared to (%):
(dollars in millions)	June 30, 2025	March 31, 2025	June 30, 2024	March 31, 2025	June 30, 2024
Net interest income	$419	$410	$557	2%	-25%

Net Interest Income
	For the Six Months Ended
(dollars in millions)	June 30, 2025	June 30, 2024	% Change
Net interest income	$829	$1,181	-30%

Net Interest Margin

During second quarter 2025, the Company's net interest margin ("NIM") increased compared to first quarter 2025. Second quarter 2025 NIM was 1.81%, up 7 basis points compared to first quarter 2025, but down 17 basis points compared to second quarter 2024. The linked-quarter improvement resulted from a 10 basis point decrease in the cost of average interest-bearing liabilities along with a 3 basis point improvement in the average interest-earning asset yield. Average interest-bearing deposits declined $1.7 billion or 3% to $60 billion along with an 11 basis point improvement in the average cost of interest-bearing deposits to 3.74%.

Flagstar Financial, Inc. Reports Second Quarter 2025 Results

Average loan balances declined $2.4 billion or 3.50% to $65.8 billion on a linked-quarter basis, while the average loan yield increased 6 basis points to 5.12% due to loan yield resets. Average cash balances decreased $2.3 billion or 15.96% to $12.1 billion as cash was used to purchase investment securities and reduce higher cost funding. Average securities balances rose $2.1 billion or 16.09% to $15.2 billion and the average yield improved to 4.48%, down 11 basis point compared to first quarter 2025.

The year-over-year decline in the NIM was driven by several items including lower average loan balances, due to the Company's strategic actions to reduce its CRE concentration and sell certain non-core businesses. This was partially offset by the redeployment of cash into higher-yielding investment securities and a significant reduction in average wholesale borrowings, along with a lower cost of funds, as we proactively managed retail deposit costs lower and paid off higher cost brokered deposits and wholesale borrowings.

Average loans declined $17.4 billion or 21% to $65.8 billion, while the average yield declined 50 basis points to 5.12%. Average securities balances increased $3.1 billion or 25% to $15.2 billion, while the average yield decreased 20 basis points to 4.48%. Average wholesale borrowings dropped $14.5 billion or 51% to $14.1 billion while their average cost declined 58 basis points to 4.70%. Average deposits of $60.0 billion were unchanged on a year-over-year basis, however, the average cost of deposits declined 41 basis points to 3.74%.

For the first six months of 2025, the NIM was 1.77%, down 36 basis points compared to the first six months of 2024. The year-over-year decrease was largely the result of a smaller balance sheet driven by lower average loan balances offset partially by higher average securities balances and lower average borrowed funds. Average loan balances during the first six months of 2025 declined $16.7 billion or 20% to $67.0 billion compared to the first six months of 2024, while average securities balances increased $2.3 billion or 19% to $14.1 billion, while the average securities yield increased 4 basis points to 4.50%. The Company utilized a portion of its cash position to fund the securities purchases. Accordingly, average cash balances declined $2.9 billion or 18% to $13.2 billion, while the average yield decreased 106 basis points to 4.42%. Average borrowed funds declined $12.9 billion or 48% to $14.2 billion as the Company paid down FHLB-NY advances throughout 2024 and continuing into 2025. At the same time the average cost of borrowed funds decreased 61 basis points to 4.71%.

				June 30, 2025
	For the Three Months Ended			compared to (bp):
Yield/Cost	June 30, 2025	March 31, 2025	June 30, 2024	March 31, 2025	June 30, 2024
Total loans and leases (1)	5.12%	5.06%	5.62%	6	-50
Securities	4.48%	4.59%	4.68%	-11	-20
Interest-earning cash and cash equivalents	4.42%	4.42%	5.44%	0	-102
Total interest-earning assets	4.93%	4.90%	5.48%	3	-55
Total interest-bearing deposits	3.74%	3.85%	4.15%	-11	-41
Borrowed funds	4.70%	4.71%	5.28%	-1	-58
Total interest-bearing liabilities	3.92%	4.02%	4.52%	-10	-60
Net interest margin	1.81%	1.74%	1.98%	7	-17
(1)Comprised of Loans and leases held for investment, net and Loans held for sale.

	For the Six Months Ended
Yield/Cost	June 30, 2025	June 30, 2024	(bp) Change
Total loans and leases (1)	5.12%	5.65%	-53
Securities	4.50%	4.46%	4
Interest-earning cash and cash equivalents	4.42%	5.48%	-106
Total interest-earning assets	4.93%	5.50%	-57
Total interest-bearing deposits	3.80%	4.00%	-20
Borrowed funds	4.71%	5.32%	-61
Total interest-bearing liabilities	3.97%	4.36%	-39
Net interest margin	1.77%	2.13%	-36
(1)Comprised of Loans and leases held for investment, net and Loans held for sale.

Flagstar Financial, Inc. Reports Second Quarter 2025 Results

Average Balance Sheet

				June 30, 2025
	For the Three Months Ended			compared to:
(dollars in millions)	June 30, 2025	March 31, 2025	June 30, 2024	March 31, 2025	June 30, 2024
Total loans and leases (1)	$65,824	$68,212	$83,235	-4%	-21%
Securities	15,169	13,067	12,094	16%	25%
Interest-earning cash and cash equivalents	12,054	14,344	17,883	-16%	-33%
Total interest-earning assets	93,047	95,623	113,212	-3%	-18%
Total interest-bearing deposits	59,989	61,727	59,607	-3%	1%
Borrowed funds	14,105	14,377	28,612	-2%	-51%
Total interest-bearing liabilities	74,094	76,104	88,219	-3%	-16%
Non-interest-bearing deposits	$12,903	$13,068	$18,632	-1%	-31%
(1)Comprised of Loans and leases held for investment, net and Loans held for sale.

	For the Six Months Ended
(dollars in millions)	June 30, 2025	June 30, 2024	% Change
Total loans and leases (1)	$67,011	$83,679	-20%
Securities	14,124	11,835	19%
Interest-earning cash and cash equivalents	13,193	16,114	-18%
Total interest-earning assets	94,328	111,628	-15%
Total interest-bearing deposits	60,853	59,573	2%
Borrowed funds	14,240	27,171	-48%
Total interest-bearing liabilities	75,093	86,744	-13%
Non-interest-bearing deposits	$12,985	$18,994	-32%
(1)Comprised of Loans and leases held for investment, net and Loans held for sale.

Provision for Credit Losses

For the second quarter 2025, the provision for credit losses decreased $15 million compared to the first quarter 2025. The decrease in the provision for credit losses is due to the strategic reduction in multi-family and CRE loan balances, non-core C&I loan portfolio, a reduction in criticized assets, recent appraisals, and ongoing credit reviews.

Net charge-offs for the second quarter 2025 totaled $117 million, relatively unchanged compared to first quarter 2025, but were down $232 million or 66% compared to second quarter 2024. Net charge-offs on an annualized basis represented 0.72% of average loans outstanding, compared to 0.68% of first quarter 2025 and compared to 1.68% during second quarter 2024.

For the first six months of 2025, the provision for credit losses totaled $143 million compared to $705 million for the first six months of 2024, down $562 million or 80%. The year-over-year decrease was mainly the result of a significant decrease in net charge-offs primarily related to our multi-family and CRE portfolios, and stabilization in the allowance for credit losses.

For the first six months of 2025, net charge-offs totaled $232 million compared to $431 million for the first six months of 2024. Net charge-offs for the first six months of 2025 represented 0.70% of average loans outstanding compared to 1.06% of average loans outstanding for the first six months of 2024. The decrease was due to normalizing credit trends, including stabilizing property values and borrower financials.

Flagstar Financial, Inc. Reports Second Quarter 2025 Results

Pre-Provision Net Revenue

The table below details the Company’s PPNR and PPNR, as adjusted, which are non-GAAP measures, for the periods noted:

				June 30, 2025
	For the Three Months Ended			compared to:
(dollars in millions)	June 30, 2025	March 31, 2025	June 30, 2024	March 31, 2025	June 30, 2024
Net interest income	$419	$410	$557	2%	-25%
Non-interest income	77	80	114	-4%	-32%
Total revenues	$496	$490	$671	1%	-26%
Total non-interest expense	513	532	705	-4%	-27%
Pre - provision net loss (non-GAAP)	$(17)	$(42)	$(34)	NM	NM
Merger-related expenses	14	8	34	75%	-59%
Severance costs	2	—	—	NM	NM
Lease cost acceleration related to closing branches	7	6	—	17%	NM
Trailing mortgage sale costs with Mr. Cooper	3	5	—	-40%	NM
Pre - provision net (loss)/revenue, as adjusted (non-GAAP)	$9	$(23)	$—	NM	NM

For the second quarter 2025, pre-provision net loss totaled $17 million compared to a pre-provision net loss of $42 million for first quarter 2025 and a pre-provision net loss of $34 million for second quarter 2024. Second quarter 2025 pre-provision net loss included $2 million in severance costs, $7 million in lease cost acceleration related to branch closures, and $3 million in trailing mortgage sale costs related to the sale of the mortgage servicing/sub-servicing and third-party origination business. As adjusted for these items and for $14 million in merger-related expenses, second quarter 2025 results would reflect PPNR of $9 million compared to a pre-provision net loss of $23 million for first quarter 2025 and PPNR of zero for second quarter 2024.

	For the Six Months Ended
(dollars in millions)	June 30, 2025	June 30, 2024	% Change
Net interest income	$829	$1,181	-30%
Non-interest income	157	123	28%
Total revenues	$986	$1,304	-24%
Total non-interest expense	1,045	1,404	-26%
Pre - provision net revenue / (loss) (non-GAAP)	$(59)	$(100)	-41%
Bargain purchase gain	—	121	NM
Merger-related expenses	22	77	-71%
Severance costs	2	—	NM
Lease cost acceleration related to closing branches	12	—	NM
Trailing mortgage sale costs with Mr. Cooper	8	—	NM
Pre - provision net revenue, as adjusted (non-GAAP)	$(15)	$98	-115%

For the first six months of 2025, pre-provision net loss was $59 million compared to pre-provision net loss of $100 million for the first six months of 2024. The first six months of 2025 pre-provision net loss included several notable items including $2 million in severance costs, $12 million in lease cost acceleration, and $8 million in trailing mortgage sale costs. As adjusted for these items and for $22 million in merger-related expenses, the pre-provision net loss was $15 million compared to PPNR of $98 million for the first six months of 2024, which included a $121 million partial reversal of the bargain purchase gain arising from the Signature transaction, along with $77 million of merger-related expenses.

Flagstar Financial, Inc. Reports Second Quarter 2025 Results

Non-Interest Income

Non-interest income in second quarter 2025 was $77 million, relatively unchanged compared to $80 million in the first quarter 2025 but down $37 million or 32% compared to second quarter 2024. On a linked-quarter basis, net gain on loan sales and securitizations declined $7 million or 54% to $6 million due to lower transaction volumes. This was offset by a $7 million or 23% increase in other income to $38 million. The year-over-year decline was largely due to the sale of our mortgage servicing/sub-servicing business which impacted loan origination income (within the fee income category), the net return on mortgage servicing rights ("MSRs") and loan administration income. Accordingly, the net return on MSRs was zero in second quarter 2025 compared to $19 million in the year-ago second quarter, while net loan administration income in second quarter 2025 was $1 million compared to a $5 million loss in the year-ago second quarter, and fee income was down $19 million or 46% to $22 million, largely due to a decline in loan origination income. This was partially offset by a $9 million or 31% year-over-year increase in other income to $38 million.

				June 30, 2025
	For the Three Months Ended			compared to:
(dollars in millions)	June 30, 2025	March 31, 2025	June 30, 2024	March 31, 2025	June 30, 2024
Fee income	$22	$22	$41	—%	-46%
Bank-owned life insurance	10	10	12	—%	-17%
Net return on mortgage servicing rights	—	0	19	NM	NM
Net gain on loan sales and securitizations	6	13	18	-54%	-67%
Net loan administration income (loss)	1	4	(5)	-75%	-120%
Other income	38	31	29	23%	31%
Total non-interest income	$77	$80	$114	-4%	-32%

For the first six months of 2025, non-interest income totaled $157 million compared to $123 million for the first six months of 2024. Included in first six months of 2024 non-interest income was a partial reversal of the bargain purchase gain of $121 million related to the Signature transaction. As adjusted for these items, non-interest income for the first six months of 2025 was $157 million compared to $244 million for the first six months of 2024, a $87 million or 36% decline.

The year-over-year decline was driven by a $40 million decrease in the net return on MSRs to zero for the first six months of 2025, a $19 million or 50% decline in the net gain on loan sales and securitizations, a $6 million or 55% drop in net loan administration income, and a $31 million or 41% decline in fee income largely driven by the decline in loan origination income. Each of these decreases was due to the sale of our mortgage servicing/sub-servicing and third-party origination business. This was partially offset by an $11 million or 19% increase in other income.

	For the Six Months Ended
(dollars in millions)	June 30, 2025	June 30, 2024	% Change
Fee income	$44	$75	-41%
Bank-owned life insurance	20	22	-9%
Net return on mortgage servicing rights	0	40	NM
Net gain on loan sales and securitizations	19	38	-50%
Net loan administration income	5	11	-55%
Bargain purchase gain	0	(121)	NM
Other income	69	58	19%
Total non-interest income	$157	$123	28%

Impact of Notable Item:
Bargain purchase gain	0	121	NM
Adjusted noninterest income (non-GAAP)	$157	$244	-36%

Non-Interest Expense

Flagstar Financial, Inc. Reports Second Quarter 2025 Results

Second quarter 2025 non-interest expense totaled $513 million, down $19 million or 4% on a linked-quarter basis and down $192 million or 27% on a year-over-year basis. Both the second and first quarters of 2025 include a number of notable items compared to no such items in second quarter 2024. Second quarter 2025 included $2 million of severance costs, $7 million of lease cost acceleration, and $3 million of trailing mortgage sale costs. As adjusted, for these items and excluding intangible amortization and merger-related expenses, second quarter 2025 operating expenses totaled $460 million, down $25 million or 5% on a linked-quarter basis and down $178 million or 28% on a year-over-year basis.

The linked-quarter decreases were mainly driven by a $7 million or 3% decline in compensation and benefits expense, and a $14 million or 10% decline in general and administrative expenses. The year-over-year decline was the result of a $75 million or 24% decrease in compensation and benefits expense, a $50 million or 27% decline in general and administrative expenses, and a $42 million or 46% decline in FDIC insurance expense.

				June 30, 2025
	For the Three Months Ended			compared to:
(dollars in millions)	June 30, 2025	March 31, 2025	June 30, 2024	March 31, 2025	June 30, 2024
Operating expenses:
Compensation and benefits	$237	$244	$312	-3%	-24%
FDIC insurance	49	50	91	-2%	-46%
Occupancy and equipment	53	55	52	-4%	2%
General and administrative	133	147	183	-10%	-27%
Total operating expenses	472	496	638	-5%	-26%
Intangible asset amortization	27	28	33	-4%	-18%
Merger-related expenses	14	8	34	75%	-59%
Total non-interest expense	$513	$532	$705	-4%	-27%

Impact of Adjustments:
Total operating expenses	$472	$496	$638	-5%	-26%
Severance costs	(2)	—	—	NM	NM
Lease cost acceleration related to closing branches.	(7)	(6)	—	NM	NM
Trailing mortgage sale costs with Mr. Cooper	(3)	(5)	—	NM	NM
Adjusted operating expenses (non-GAAP)	$460	$485	$638	-5%	-28%

For the first six months of 2025, total non-interest expense was $1,045 million, down $359 million or 26% compared to the first six months of 2024. First half results include a number of notable items, such as $2 million in severance costs, $12 million of lease cost acceleration, and $8 million in trailing mortgage sale costs. As adjusted for these items and excluding intangible asset amortization and merger expenses, first six months of 2025 operating expenses were $946 million compared to $1.3 billion for first six months of 2024, down $313 million or 25%. The improvement was broad-based with declines in compensation and benefits, FDIC insurance expense, and general and administrative expense. Compensation and benefits expense decreased $164 million or 25% to $481 million; FDIC insurance expense declined $42 million or 30% to $99 million, and general and administrative expense declined $89 million or 24% to $280 million. Additionally, merger-related expenses decreased $55 million or 71% to $22 million.

Flagstar Financial, Inc. Reports Second Quarter 2025 Results

	For the Six Months Ended
(dollars in millions)	June 30, 2025	June 30, 2024	% Change
Operating expenses:
Compensation and benefits	$481	$645	-25%
FDIC insurance	99	141	-30%
Occupancy and equipment	108	104	4%
General and administrative	280	369	-24%
Total operating expenses	968	1,259	-23%
Intangible asset amortization	55	68	-19%
Merger-related expenses	22	77	-71%
Total non-interest expense	$1,045	$1,404	-26%

Impact of Notable Items:
Total operating expenses	$968	$1,259	-23%
Severance costs	(2)	—	NM
Lease cost acceleration related to closing branches	(12)	—	NM
Trailing mortgage sale costs with Mr. Cooper	(8)	—	NM
Adjusted operating expenses (non-GAAP)	$946	$1,259	-25%

Income Taxes

For the second quarter 2025, the Company reported a benefit for income taxes of $11 million compared to a benefit for income taxes of $21 million for the first quarter 2025 and a benefit of $101 million for the second quarter 2024. The effective tax rate for the second quarter 2025 was 12.9% compared to 17.8% for the first quarter 2025, and 23.7% for the second quarter 2024.

For the first six months of 2025, the Company reported an income tax benefit of $32 million compared to an income tax benefit of $155 million for the first six months of 2024. The effective tax rate for the first six months of 2025 was 15.9% compared to 19.3% for the first six months of 2024.

Flagstar Financial, Inc. Reports Second Quarter 2025 Results

ASSET QUALITY

				June 30, 2025
	As of			compared to:
(dollars in millions)	June 30, 2025	March 31, 2025	June 30, 2024	March 31, 2025	June 30, 2024
Total non-accrual loans held for investment	$3,180	$3,280	$1,942	-3%	64%
Non-accrual loans held for sale	$4	$21	$15	-81%	-73%
NPLs to total loans held for investment	4.96%	4.93%	2.60%	3	235
NPAs to total assets	3.57%	3.37%	1.65%	20	192
Allowance for credit losses on loans and leases	$1,106	$1,168	$1,268	-5%	-13%
Total ACL, including on unfunded commitments	$1,162	$1,215	$1,326	-4%	-12%
ACL % of total loans held for investment	1.72%	1.75%	1.70%	-3 bps	2 bps
Total ACL % of total loans held for investment	1.81%	1.82%	1.78%	-1 bps	3 bps
ACL on loans and leases % of NPLs	35%	36%	65%	-1%	-31%
Total ACL % of NPLs	37%	37%	68%	-1%	-32%

				June 30, 2025
	For the Three Months Ended			compared to:
	June 30, 2025	March 31, 2025	June 30, 2024	March 31, 2025	June 30, 2024
Net charge-offs	$117	$115	$349	2%	-66%
Net charge-offs to average loans (1)	0.72%	0.68%	1.68%	4 bps	-96 bps
(1) Three months ended presented on an annualized basis.

	For the Six Months Ended
	June 30, 2025	June 30, 2024	Change %
Net charge-offs	$232	$431	-46%
Net charge-offs to average loans(1)	0.70%	1.06%	-36 bps
(1) Six months ended presented on an annualized basis.

Non-Accrual Loans

Non-performing assets were relatively stable on a linked-quarter basis. At June 30, 2025, total non-accrual loans, including held-for-sale, were $3,184 million, down $117 million or 4% compared to $3,301 million at March 31, 2025, but up $246 million or 7% compared to December 31, 2024. On a linked-quarter basis, a modest 1% increase in multi-family non-accrual loans was offset by declines in CRE non-accrual loans, C&I non-accrual loans, and a decline in non-accrual loans held-for-sale.

The increase compared to year-end 2024 was driven by higher multi-family non-accruals, partially offset by lower C&I non-accrual loans. The majority of the increase in multi-family non-accrual loans is related to the one previously disclosed borrower relationship that went on non-accrual status in first quarter 2025.

Total non-accrual loans HFI to total loans HFI were 4.96% at June 30, 2025 compared to 4.93% at March 31, 2025 and 2.60% at June 30, 2024.

Total Allowance for Credit Losses

The total allowance for credit losses including unfunded commitments was $1,162 million at June 30, 2025 compared to $1,215 million at March 31, 2025 and $1,326 million at June 30, 2024. The total allowance for credit losses on loans and leases at June 30, 2025 was $1,106 million compared to $1,168 million at March 31, 2025 and $1,268 million at June 30, 2024.

The total allowance for credit losses to total loans at June 30, 2025 was 1.81% compared to 1.82% at March 31, 2025 and 1.78% at June 30, 2024. The total allowance for credit losses on loans and leases to total loans HFI was 1.72% at June 30, 2025 compared to 1.75% at March 31, 2025 and 1.70% at June 30, 2024.

The allowance for credit losses in the second quarter 2025 declined slightly as a result of our ongoing focus on credit and declines in total loans, HFI, and stabilization in property values and borrower financials.

Flagstar Financial, Inc. Reports Second Quarter 2025 Results

CAPITAL POSITION

The Company’s regulatory capital ratios continue to exceed regulatory minimums to be classified as “Well Capitalized,” the highest regulatory classification. The table below depicts the Company’s and the Bank’s regulatory capital ratios at those respective periods.

	June 30, 2025	December 31, 2024
REGULATORY CAPITAL RATIOS: (1)
Flagstar Financial, Inc.
Common equity tier 1 ratio	12.33%	11.83%
Tier 1 risk-based capital ratio	13.12%	12.57%
Total risk-based capital ratio	15.77%	15.14%
Leverage capital ratio	8.61%	7.68%

Flagstar Bank, N.A.
Common equity tier 1 ratio	13.89%	13.21%
Tier 1 risk-based capital ratio	13.89%	13.21%
Total risk-based capital ratio	15.15%	14.47%
Leverage capital ratio	9.11%	8.05%

(1)The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.5%; a tier one risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

Flagstar Financial, Inc.

Flagstar Financial, Inc. is the parent company of Flagstar Bank, N.A., one of the largest regional banks in the country. The Company is headquartered in Hicksville, New York. At June 30, 2025, the Company had $92.2 billion of assets, $64.4 billion of loans, deposits of $69.7 billion, and total stockholders' equity of $8.1 billion. Flagstar Bank, N.A. operates approximately 360 locations across nine states, with strong footholds in the greater New York/New Jersey metropolitan region and in the upper Midwest, along with a significant presence in fast-growing markets in Florida and the West Coast.

Post-Earnings Release Conference Call

The Company will host a conference call on July 25, 2025 at 8:00 a.m. (Eastern Time) to discuss its second quarter 2025 performance. The conference call may be accessed by dialing (888) 596-4144 (for domestic calls) or (646) 968-2525 (for international calls) and providing the following conference ID: 5857240. The live webcast will be available at ir.flagstar.com under Events.

A replay will be available approximately three hours following completion of the call through 11:59 p.m. on July 29, 2025 and may be accessed by calling (800) 770-2030 (domestic) or (609) 800-9909 (international) and providing the following conference ID: 5857240. In addition, the conference call will be webcast at ir.flagstar.com and archived through 5:00 p.m. on August 22, 2025.

Investor Contact: Salvatore J. DiMartino (516) 683-4286
Media Contact: Steven Bodakowski (248) 312-5872

Flagstar Financial, Inc. Reports Second Quarter 2025 Results

Cautionary Statements Regarding Forward-Looking Language

This earnings release and the associated conference call may include forward‐looking statements by the Company and our authorized officers pertaining to such matters as our goals, beliefs, intentions, and expectations regarding, among other things: (a) revenues, earnings, loan production, asset quality, liquidity position, capital levels, risk analysis, divestitures, acquisitions, and other material transactions, among other matters; (b) the future costs and benefits of the actions we may take; (c) our assessments of credit risk and probable losses on loans and associated allowances and reserves; (d) our assessments of interest rate and other market risks; (e) our ability to achieve profitability goals within projected timeframes and to execute on our strategic plan, including the sufficiency of our internal resources, procedures and systems; (f) our ability to attract, incentivize, and retain key personnel and the roles of key personnel; (g) our ability to achieve our financial and other strategic goals, including those related to the Reorganization, our merger with Flagstar Bancorp, Inc., which was completed in December 2022, our acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction, which was completed in March 2023, and our ability to fully and timely implement and maintain the risk management programs institutions greater than $100 billion in assets must maintain for so long as we are subject to such requirements; (h) the impact of the $1.05 billion capital raise we completed in March 2024; (i) our previously disclosed material weaknesses in internal control over financial reporting; (j) the conversion or exchange of shares of the Company’s preferred stock; (k) the payment of dividends on shares of the Company’s capital stock, including adjustments to the amount of dividends payable on shares of the Company’s preferred stock; (l) the availability of equity and dilution of existing equity holders associated with future equity awards and stock issuances; (m) the effects of the reverse stock split we effected in July 2024; (n) the impact of the recent sale of our mortgage servicing operations, third party mortgage loan origination business, and mortgage warehouse business; and (o) the impact of our recently announced proposed holding company reorganization transaction.

Forward‐looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” "confident," and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward‐looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward‐looking statements. Furthermore, because forward‐looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward‐looking statements are subject to, among others, the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities, credit and financial markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios, including associated allowances and reserves; changes in future allowance for credit losses, including changes required under relevant accounting and regulatory requirements; the ability to pay future dividends; changes in our capital management and balance sheet strategies and our ability to successfully implement such strategies; recent turnover in our Board of Directors and our executive management team; changes in our strategic plan, including changes in our internal resources, procedures and systems, and our ability to successfully implement such plan; our ability to successfully remediate our previously disclosed material weaknesses in internal control over financial reporting; changes in competitive pressures among financial institutions or from non‐financial institutions; changes in legislation, regulations, and policies; the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; the outcome of federal, state, and local elections and the resulting economic and other impact on the areas in which we conduct business; the imposition of restrictions on our operations by bank regulators; the outcome of pending or threatened litigation, or of investigations or any other matters before regulatory agencies, whether currently existing or commencing in the future; our ability to fully and timely implement and maintain the risk management programs institutions greater than $100 billion in assets must maintain for so long as we are subject to such requirements; the restructuring of our mortgage business; our ability to recognize anticipated cost savings and enhanced efficiencies with respect to our balance sheet and expense reduction strategies; the impact of failures or disruptions in or breaches of the Company’s operational or security systems, data or infrastructure, or those of third parties, including as a result of cyberattacks or campaigns; the impact of natural disasters, extreme weather events, civil unrest, international military conflict, terrorism or other geopolitical events; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control. Our forward-looking statements are also subject to the following principal risks and uncertainties with respect to our merger with Flagstar Bancorp, which was completed in December 2022, and our acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction, which was completed in March 2023: the possibility that the anticipated benefits of the transactions will not be realized when expected or at all; the possibility of increased legal and compliance costs, including with respect to any litigation or regulatory actions related to the business practices of acquired companies or the combined business; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the Company may be unable to achieve expected synergies and operating efficiencies in or as a result of the transactions within the expected timeframes or at all; and revenues following the transactions may be lower than expected. In addition, our forward-looking statements are subject to the following principal risks and uncertainties, among others, with respect to our recently announced proposed holding company reorganization transaction: the potential timing or consummation of the proposed transaction and receipt of regulatory approvals or determinations, or the anticipated benefits thereof, including, without limitation, future financial and operating results; risks and uncertainties related to the ability to obtain shareholder and regulatory approvals or determinations, or the possibility that such approvals or determinations may be delayed; the imposition by regulators of conditions or requirements that are not favorable to us; our ability to achieve anticipated benefits from the consolidation and regulatory determinations; and legislative, regulatory and economic developments that may diminish or eliminate the anticipated benefits of the consolidation.

Flagstar Financial, Inc. Reports Second Quarter 2025 Results

More information regarding some of these factors is provided in the Risk Factors section of our Annual Report on Form 10‐K for the year ended December 31, 2024, and in other SEC reports we file. Our forward‐looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

- Financial Statements and Highlights Follow -

FLAGSTAR FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)

				June 30, 2025
				compared to
(dollars in millions)	June 30, 2025	March 31, 2025	December 31, 2024	March 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$8,094	$12,614	$15,430	-36%	-48%
Securities:
Available-for-sale	14,823	12,826	10,402	16%	43%
Equity investments with readily determinable fair values, at fair value	14	14	14	—%	—%
Total securities net of allowance for credit losses	14,837	12,840	10,416	16%	42%
Loans held for sale	319	531	899	-40%	-65%
Loans and leases held for investment:
Multi-family	31,932	33,437	34,093	-5%	-6%
Commercial real estate(1)	10,636	11,510	11,836	-8%	-10%
One-to-four family first mortgage	5,445	5,187	5,201	5%	5%
Commercial and industrial	14,426	14,742	15,376	-2%	-6%
Other loans	1,682	1,716	1,766	-2%	-5%
Total loans and leases held for investment	64,121	66,592	68,272	-4%	-6%
Less: Allowance for credit losses on loans and leases	(1,106)	(1,168)	(1,201)	-5%	-8%
Total loans and leases held for investment, net	63,015	65,424	67,071	-4%	-6%
Federal Home Loan Bank stock and Federal Reserve Bank stock, at cost	1,017	1,061	1,146	-4%	-11%
Premises and equipment, net	474	486	562	-2%	-16%
Core deposit and other intangibles	433	459	488	-6%	-11%
Bank-owned life insurance	1,625	1,615	1,605	1%	1%
Other assets	2,423	2,598	2,543	-7%	-5%
Total assets	$92,237	$97,628	$100,160	-6%	-8%
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$18,546	$20,809	$20,780	-11%	-11%
Savings accounts	14,460	14,465	14,282	—%	1%
Certificates of deposit	24,212	25,887	27,324	-6%	-11%
Non-interest-bearing accounts	12,527	12,745	13,484	-2%	-7%
Total deposits	69,745	73,906	75,870	-6%	-8%
Borrowed funds:
Wholesale borrowings	12,150	13,150	13,400	-8%	-9%
Junior subordinated debentures	584	583	582	—%	—%
Subordinated notes	446	445	444	—%	—%
Total borrowed funds	13,180	14,178	14,426	-7%	-9%
Other liabilities	1,216	1,390	1,696	-13%	-28%
Total liabilities	84,141	89,474	91,992	-6%	-9%
Mezzanine equity:
Preferred stock - Series B	1	1	1	—%	—%
Stockholders' equity:
Preferred stock - Series A and D	503	503	503	—%	—%
Common stock	4	4	4	—%	—%
Paid-in capital in excess of par	9,291	9,286	9,282	—%	—%
Retained earnings	(957)	(875)	(763)	9%	25%
Treasury stock, at cost	(204)	(212)	(219)	-4%	-7%
Accumulated other comprehensive loss, net of tax:	(542)	(553)	(640)	-2%	-15%
Total stockholders' equity	8,095	8,153	8,167	-1%	-1%
Total liabilities, Mezzanine and Stockholders' Equity	$92,237	$97,628	$100,160	-6%	-8%
(1)Includes Acquisition, Development, and Construction loans.

FLAGSTAR FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME (unaudited)

				June 30, 2025
	For the Three Months Ended			compared to
	June 30, 2025	March 31, 2025	June 30, 2024	March 31, 2025	June 30, 2024
(dollars in millions, except per share data)
Interest Income:
Loans and leases	$840	$860	$1,167	-2%	-28%
Securities and money market investments	303	304	381	—%	-20%
Total interest income	1,143	1,164	1,548	-2%	-26%

Interest Expense:
Interest-bearing checking and money market accounts	162	167	214	-3%	-24%
Savings accounts	110	111	64	-1%	72%
Certificates of deposit	287	308	337	-7%	-15%
Borrowed funds	165	168	376	-2%	-56%
Total interest expense	724	754	991	-4%	-27%
Net interest income	419	410	557	2%	-25%
Provision for credit losses	64	79	390	-19%	-84%
Net interest income after provision for credit losses	355	331	167	7%	113%

Non-Interest Income:
Fee income	22	22	41	—%	-46%
Bank-owned life insurance	10	10	12	—%	-17%
Net return on mortgage servicing rights	—	—	19	NM	NM
Net gain on loan sales and securitizations	6	13	18	-54%	-67%
Net loan administration (loss) income	1	4	(5)	-75%	-120%
Other income	38	31	29	23%	31%
Total non-interest income	77	80	114	-4%	NM

Non-Interest Expense:
Operating expenses:
Compensation and benefits	237	244	312	-3%	-24%
FDIC insurance	49	50	91	-2%	-46%
Occupancy and equipment	53	55	52	-4%	2%
General and administrative	133	147	183	-10%	-27%
Total operating expenses	472	496	638	-5%	-26%
Intangible asset amortization	27	28	33	-4%	-18%
Merger-related expenses	14	8	34	75%	-59%
Total non-interest expense	513	532	705	-4%	-27%
(Loss) income before income taxes	(81)	(121)	(424)	NM	NM
Income tax (benefit) expense	(11)	(21)	(101)	NM	NM
Net (loss) income	(70)	(100)	(323)	NM	NM
Preferred stock dividends	8	8	10	—%	-20%
Net (loss) income attributable to common stockholders	$(78)	$(108)	$(333)	NM	NM

Basic (loss) earnings per common share	$(0.19)	$(0.26)	$(1.14)	NM	NM
Diluted (loss) earnings per common share	$(0.19)	$(0.26)	$(1.14)	NM	NM
Dividends per common share	$0.01	$0.01	$0.01	—%	—%

FLAGSTAR FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME (unaudited)

	For the Six Months Ended		Change
	June 30, 2025	June 30, 2024	Amount	Percent
(dollars in millions, except per share data)
Interest Income:
Loans and leases	$1,700	$2,360	(660)	-28%
Securities and money market investments	607	701	(94)	-13%
Total interest income	2,307	3,061	(754)	-25%

Interest Expense:
Interest-bearing checking and money market accounts	329	446	(117)	-26%
Savings accounts	221	111	110	99%
Certificates of deposit	595	628	(33)	-5%
Borrowed funds	333	695	(362)	-52%
Total interest expense	1,478	1,880	(402)	-21%
Net interest income	829	1,181	(352)	-30%
Provision for credit losses	143	705	(562)	-80%
Net interest income after provision for credit losses	686	476	210	44%

Non-Interest Income:
Fee income	44	75	(31)	-41%
Bank-owned life insurance	20	22	(2)	-9%
Net return on mortgage servicing rights	—	40	(40)	NM
Net gain on loan sales and securitizations	19	38	(19)	-50%
Net loan administration income	5	11	(6)	-55%
Bargain purchase gain	—	(121)	121	NM
Other income	69	58	11	19%
Total non-interest income	157	123	34	28%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	481	645	(164)	-25%
FDIC insurance	99	141	(42)	-30%
Occupancy and equipment	108	104	4	4%
General and administrative	280	369	(89)	-24%
Total operating expenses	968	1,259	(291)	-23%
Intangible asset amortization	55	68	(13)	-19%
Merger-related expenses	22	77	(55)	-71%
Total non-interest expense	1,045	1,404	(359)	-26%
(Loss) income before income taxes	(202)	(805)	603	-75%
Income tax (benefit) expense	(32)	(155)	123	-79%
Net (loss) income	(170)	(650)	480	-74%
Preferred stock dividends	16	18	(2)	-11%
Net (loss) income attributable to common stockholders	$(186)	$(668)	482	-72%

Basic (loss) earnings per common share	$(0.45)	$(2.48)	2.03	-82%
Diluted (loss) earnings per common share	$(0.45)	$(2.48)	2.03	-82%
Dividends per common share	$0.02	$0.02	—	—%

FLAGSTAR FINANCIAL, INC.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES

In addition to GAAP measures, management considers various non-GAAP measures when evaluating the performance of the business.

We believe that non-interest income, operating expenses, pre-provision net (loss) revenue (which includes both non-interest income and non-interest expense), net income (loss), net income (loss) attributed to common stockholders, diluted earnings (loss) per share and our efficiency ratio adjusted for items that we believe are not indicative of core operating results, such as but not limited to merger and restructuring expenses, as well as impairment charges and other exit costs resulting from strategic shifts in our operations provide valuable insights to investors by highlighting our underlying performance. These non-GAAP metrics also facilitate meaningful comparisons to other financial institutions, as they are widely used and frequently referenced by investors and analysts.

We believe average tangible common stockholders’ equity, tangible common stockholders’ equity, average tangible assets and tangible book value per share are important measures for evaluating the performance of the business without the impact of our intangible assets. These non-GAAP metrics also provide investors with important indications regarding our ability to grow the business, our ability to pay dividends as well as engage in capital strategies in addition to facilitating meaningful comparisons to other financial institutions, as they are widely used and frequently referenced by investors and analysts.

These non-GAAP measures should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. Moreover, the way we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names. The following tables reconcile the above the non-GAAP financial measures we use to their comparable GAAP financial measures for the stated periods:

	At or for the			At or for the
	Three Months Ended June 30,			Six Months Ended,
(dollars in millions)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Total Stockholders’ Equity	$8,095	$8,153	$8,397	$8,095	$8,397
Less: Other intangible assets	(433)	(459)	(557)	(433)	(557)
Less: Preferred stock - Series A and D	(503)	(503)	(503)	(503)	(503)
Tangible common stockholders’ equity	$7,159	$7,191	$7,337	$7,159	$7,337

Total Assets	$92,237	$97,628	$119,055	$92,237	$119,055
Less: Other intangible assets	(433)	(459)	(557)	(433)	(557)
Tangible Assets	$91,804	$97,169	$118,498	$91,804	$118,498

Average common stockholders’ equity	$7,486	$7,700	$7,984	$7,592	$7,942
Less: Other intangible assets	(450)	(478)	(578)	$(464)	$(595)
Average tangible common stockholders’ equity	$7,036	$7,222	$7,406	$7,128	$7,347

Average Assets	$96,710	$99,107	$118,353	$97,902	$117,039
Less: Other intangible assets	(450)	(478)	(578)	(464)	(595)
Average tangible assets	$96,260	$98,629	$117,775	$97,438	$116,444

GAAP MEASURES:
(Loss) return on average assets (1)	(0.29)%	(0.40)%	(1.09)%	(0.35)%	(1.11)%
(Loss) return on average common stockholders' equity (2)	(4.20)%	(5.61)%	(16.69)%	(4.92)%	(16.83)%
Book value per common share	$18.28	$18.43	$22.47	$18.28	$22.47
Common stockholders’ equity to total assets	8.23%	7.84%	6.63%	8.23%	6.63%
NON-GAAP MEASURES:
(Loss) return on average tangible assets (1)	(0.21)%	(0.35)%	(1.01)%	(0.28)%	(0.81)%
(Loss) return on average tangible common stockholders’ equity (2)	(3.41)%	(5.23)%	(16.63)%	(4.33)%	(13.36)%
Tangible book value per common share	$17.24	$17.33	$20.89	$17.24	$20.89
Tangible common stockholders’ equity to tangible assets	7.80%	7.40%	6.19%	7.80%	6.19%

(1)To calculate return on average assets for a period, we divide net income, or non-GAAP net income, generated during that period by average assets recorded during that period. To calculate return on average tangible assets for a period, we divide net income by average tangible assets recorded during that period.
(2)To calculate return on average common stockholders’ equity for a period, we divide net income attributable to common stockholders, or non-GAAP net income attributable to common stockholders, generated during that period by average common stockholders’ equity recorded during that period. To calculate return on average tangible common stockholders’ equity for a period, we divide net income attributable to common stockholders generated during that period by average tangible common stockholders’ equity recorded during that period.

	For the Three Months Ended			For the Six Months Ended
(dollars in millions, except per share data)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net (loss) income - GAAP	$(70)	$(100)	$(323)	$(170)	$(650)
Merger-related expenses	14	8	34	22	77
Severance costs	2	—	—	2	—
Lease cost acceleration related to closing branches	7	6	—	12	—
Trailing mortgage sale costs with Mr. Cooper	3	5	—	8	—
Bargain purchase gain	—	—	—	—	121
Total adjustments	$25	$19	$34	$44	$198
Tax effect on adjustments	$(7)	$(5)	$(9)	$(11)	$(20)
Net (loss) income, as adjusted - non-GAAP	$(52)	$(86)	$(298)	$(138)	$(472)
Preferred stock dividends	8	8	10	16	18
Net (loss) income attributable to common stockholders, as adjusted - non-GAAP	$(60)	$(94)	$(308)	$(154)	$(490)
(1)Certain merger-related items are not taxable or deductible.
(2)Amounts may not foot as a result of rounding.

	For the Three Months Ended						For the Six Months Ended
	June 30, 2025		March 31, 2025		June 30, 2024		June 30, 2025		June 30, 2024
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Diluted (Loss) Earnings Per Share - GAAP	$(78)	$(0.19)	$(108)	$(0.26)	$(333)	$(1.14)	$(186)	$(0.45)	$(668)	$(2.48)
Adjustments	25	0.06	19	0.05	34	0.12	44	0.11	198	0.73
Tax effect on adjustments	(7)	(0.02)	(5)	(0.02)	(9)	(0.03)	(11)	(0.03)	(20)	(0.07)
Diluted (Loss) Earnings Per Share, as adjusted - non-GAAP	$(60)	(0.14)	$(94)	(0.23)	$(308)	(1.05)	$(153)	(0.37)	$(490)	(1.82)

Total shares for diluted earnings per common share	415,125,228		414,824,158		293,122,116		414,975,524		269,902,354
(1) Amounts may not foot as a result of rounding.

	For the Three Months Ended			For the Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
(dollars in millions)
Net interest income	$419	$410	$557	$829	$1,181
Non-interest income	77	80	114	157	123
Total revenues	$496	$490	$671	$986	$1,304
Total non-interest expense	513	532	705	1045	1,404
Pre - provision net revenue (non-GAAP)	$(17)	$(42)	$(34)	$(59)	$(100)
Bargain purchase gain	—	—	—	—	121
Merger-related expenses	14	8	34	22	77
Severance costs	2	—	—	2	—
Lease cost acceleration related to closing branches	7	6	—	12	—
Trailing mortgage sale costs with Mr. Cooper	3	5	—	8	—
Pre - provision net revenue excluding merger-related expenses, as adjusted (non-GAAP)	$9	$(23)	$—	$(15)	$98
Provision for credit losses	(64)	(79)	(390)	(143)	(705)
Bargain purchase gain	—	—	—	—	(121)
Merger-related expenses	(14)	(8)	(34)	(22)	(77)
Severance costs	(2)	—	—	(2)	—
Long term asset impairment	—	—	—	(12)	—
Lease cost acceleration related to closing branches	(7)	(6)	—	(8)	—
Trailing mortgage sale costs with Mr. Cooper	(3)	(5)	—	—	—
(Loss) income before taxes	$(81)	$(121)	$(424)	$(202)	$(805)
Income tax (benefit) expense	(11)	(21)	(101)	(32)	(155)
Net (Loss) Income (GAAP)	$(70)	$(100)	$(323)	$(170)	$(650)
(1) Amounts may not foot as a result of rounding.

FLAGSTAR FINANCIAL, INC.
NET INTEREST INCOME ANALYSIS
LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS (unaudited)

	For the Three Months Ended
	June 30, 2025				March 31, 2025				June 30, 2024
(dollars in millions)	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets:
Total loans and leases (1)	$65,824	$840	5.12%		$68,212	$860	5.06%		$83,235	$1,167	5.62%
Securities	15,169	170	4.48		13,067	148	4.59		12,094	139	4.68
Interest-earning cash and cash equivalents	12,054	133	4.42		14,344	156	4.42		17,883	242	5.44
Total interest-earning assets	93,047	$1,143	4.93		95,623	$1,164	4.90		113,212	$1,548	5.48
Non-interest-earning assets	3,663				3,484				5,141
Total assets	$96,710				$99,107				$118,353
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$20,325	$162	3.19%		$21,023	$167	3.23%		$23,000	$214	3.73%
Savings accounts	14,353	110	3.07		14,349	111	3.14		9,173	64	2.82
Certificates of deposit	25,311	287	4.55		26,355	308	4.74		27,434	337	4.95
Total interest-bearing deposits	59,989	559	3.74		61,727	586	3.85		59,607	615	4.15
Borrowed funds	14,105	165	4.70		14,377	168	4.71		28,612	376	5.28
Total interest-bearing liabilities	74,094	$724	3.92		76,104	$754	4.02		88,219	$991	4.52
Non-interest-bearing deposits	12,903				13,068				18,632
Other liabilities	1,723				1,732				2,521
Total liabilities	88,720				90,904				109,372
Stockholders’ and mezzanine equity	7,990				8,203				8,981
Total liabilities and stockholders’ equity	$96,710				$99,107				$118,353
Net interest income/interest rate spread		$419	1.01%			$410	0.88%			$557	0.97%
Net interest margin			1.81%				1.74%				1.98%
Ratio of interest-earning assets to interest-bearing liabilities			1.26	x			1.26	x			1.28	x
(1)Comprised of Loans and leases held for investment, net and Loans held for sale.

	For the Six Months Ended
	June 30, 2025				June 30, 2024
(dollars in millions)	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets:
Total loans and leases (1)	$67,011	$1,700	5.12%		$83,679	$2,360	5.65%
Securities	14,124	318	4.50		11,835	262	4.46
Interest-earning cash and cash equivalents	13,193	289	4.42		16,114	439	5.48
Total interest-earning assets	94,328	$2,307	4.93		111,628	$3,061	5.50
Non-interest-earning assets	3,574				5,411
Total assets	$97,902				$117,039
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$20,672	$329	3.21%		$24,714	$446	3.63%
Savings accounts	14,351	221	3.10		8,787	111	2.54
Certificates of deposit	25,830	596	4.65		26,072	628	4.85
Total interest-bearing deposits	60,853	1,146	3.80		59,573	1,185	4.00
Borrowed funds	14,240	332	4.71		27,171	695	5.32
Total interest-bearing liabilities	75,093	$1,478	3.97		86,744	$1,880	4.36
Non-interest-bearing deposits	12,985				18,994
Other liabilities	1,728				2,540
Total liabilities	89,806				108,278
Stockholders’ and mezzanine equity	8,096				8,761
Total liabilities and stockholders’ equity	$97,902				$117,039
Net interest income/interest rate spread		$829	0.96%			$1,181	1.14%
Net interest margin			1.77%				2.13%
Ratio of interest-earning assets to interest-bearing liabilities			1.26	x			1.29	x
(1)Comprised of Loans and leases held for investment, net and Loans held for sale.

FLAGSTAR FINANCIAL, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)
(dollars in millions)

	For the Three Months Ended			For the Six Months Ended
(dollars in millions, except share and per share data)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
OTHER FINANCIAL MEASURES:
Efficiency ratio	103.37%	108.70%	105.07%	106.02%	107.67%
Efficiency ratio, as adjusted (1)	95.34	101.25	95.05	98.28	88.40
Operating expenses to average assets	1.96	2.00	2.16	0.50	0.52
Effective tax rate	12.9	17.8	23.7	15.9	19.3
Shares used for basic and diluted EPS per common share	415,125,228	414,824,158	293,122,116	414,975,524	269,902,354
Common shares outstanding at the respective period-ends	415,353,394	415,021,890	351,304,364	415,353,394	351,304,364

(1)We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income, excluding the bargain purchase gain.

FLAGSTAR FINANCIAL, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

ASSET QUALITY SUMMARY

The following table presents the Company's asset quality measures at the respective dates:

				June 30, 2025
				compared to
(dollars in millions)	June 30, 2025	March 31, 2025	December 31, 2024	March 31, 2025	December 31, 2024
Non-accrual loans held for investment:
Multi-family	$2,388	$2,361	$1,755	1%	NM
Commercial real estate(1)	563	589	564	-4%	—%
One-to-four family first mortgage	81	77	70	5%	16%
Commercial and industrial	123	231	202	-47%	-39%
Other non-accrual loans	25	22	24	14%	4%
Total non-accrual loans held for investment	3,180	3,280	2,615	-3%	22%
Repossessed assets	11	12	14	-8%	-21%
Total non-accrual held for investment loans and repossessed assets	$3,191	$3,292	$2,629	-3%	21%

Non-accrual loans held for sale:
Multi-family	$—	$—	$51	NM	NM
Commercial real estate(1)	—	18	215	NM	NM
One-to-four family first mortgage	4	3	57	33%	NM
Total non-accrual mortgage loans held for sale	$4	$21	$323	-81%	NM
(1)Includes Acquisition, Development, and Construction loans.

The following table presents the Company's asset quality measures at the respective dates:

	June 30, 2025	March 31, 2025	December 31, 2024
Non-accrual held for investment loans to total loans held for investment	4.96%	4.93%	3.83%
Non-accrual held for investment loans and repossessed assets to total assets	3.57	3.37	2.62
Allowance for credit losses on loans to non-accrual loans held for investment	34.78	35.61	45.93
Allowance for credit losses on loans to total loans held for investment	1.72	1.75	1.76

FLAGSTAR FINANCIAL, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (unaudited)

The following table presents the Company's loans 30 to 89 days past due at the respective dates:

				June 30, 2025
				compared to
(dollars in millions)	June 30, 2025	March 31, 2025	December 31, 2024	March 31, 2025	December 31, 2024
Loans 30 to 89 Days Past Due:
Multi-family	$392	$806	$749	-51%	-48%
Commercial real estate(1)	115	85	70	35%	64%
One-to-four family first mortgage	30	28	25	7%	20%
Commercial and industrial	38	92	110	-59%	-65%
Other loans	29	9	11	222%	164%
Total loans 30 to 89 days past due	$604	$1,020	$965	-41%	-37%
(1)Includes Acquisition, Development, and Construction loans.

The following table summarizes the Company’s net charge-offs (recoveries) for the respective periods:

	For the Three Months Ended
	June 30, 2025			March 31, 2025			June 30, 2024
(in millions)	Net Charge-offs (Recoveries)	Average Balance	%(2)	Net Charge-offs (Recoveries)	Average Balance	%(2)	Net Charge-offs (Recoveries)	Average Balance	%(2)
Multi-family	$96	$32,847	1.17%	$80	$33,915	0.94%	$76	$36,670	0.83%
Commercial real estate(1)	13	11,061	0.47	2	11,616	0.07	237	13,527	7.01
One-to-four family residential	1	4,995	0.08	1	5,202	0.08	1	5,786	0.07
Commercial and industrial	3	14,486	0.08	28	14,928	0.75	31	22,112	0.56
Other	4	1,711	0.94	4	1,745	0.92	4	1,738	0.92
Total	$117	$65,100	0.72%	$115	$67,406	0.68%	$349	$79,832	1.75%

(1)Includes Acquisition, Development, and Construction loans.
(2)Three months ended presented on an annualized basis.

	For the Six Months Ended
	June 30, 2025			June 30, 2024
(in millions)	Net Charge-offs (Recoveries)	Average Balance	%(2)	Net Charge-offs (Recoveries)	Average Balance	%(2)
Multi-family	$176	$33,378	1.05%	$86	$36,872	0.47%
Commercial real estate(1)	15	11,251	0.27	301	13,556	4.44
One-to-four family residential	2	4,989	0.08	1	5,876	0.03
Commercial and industrial	31	14,706	0.42	36	23,058	0.31
Other	8	1,728	0.93	7	2,028	0.69
Total	$232	$66,052	0.70%	$431	$81,390	1.06%

(1)Includes Acquisition, Development, and Construction loans.
(2)Six months ended presented on an annualized basis.